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                                                                    EXHIBIT 10.1

                                    AGREEMENT

This Agreement is entered into by IDEXX Laboratories, Inc. ("IDEXX") and David
E. Shaw ("Shaw") regarding Shaw's reappointment as Chief Executive Officer of IDEXX, and the planned recruitment and appointment of a person to succeed Shaw as such Chief Executive Officer. In consideration of Shaw's willingness to serve as Chief Executive Officer pending the identification and appointment of a successor (the "Succession"), and to serve as Executive Chairman for a period of time after the Succession, and for other good and valuable consideration, the parties agree as follows:

1. From the date hereof until the date of the Succession (the "CEO Term"), Shaw agrees to serve, and IDEXX agrees to retain Shaw, as Chief Executive Officer, unless Shaw voluntarily resigns prior to expiration of the CEO Term. During the CEO Term, Shaw will perform responsibilities consistent with his position as Chief Executive Officer, and will assist in the recruitment of a successor.

2. If requested by the Board of Directors in connection with and prior to the Succession, until December 31, 2001, or such later date as may be mutually agreed upon (such period, the "Executive Chairman Term" and together with the CEO Term, the "Term"), Shaw agrees to serve as a part time employee of IDEXX with the title of "Executive Chairman" unless Shaw voluntarily resigns prior to expiration of the Term. During the Executive Chairman Term, Shaw will perform responsibilities consistent with his position as Executive Chairman, as mutually agreed with the Board of Directors.

3. Shaw's annual base salary during the Term shall initially be $400,000, and will be subject to change during the Term by mutual agreement. Eligibility for cash bonuses or stock option grants will be at the discretion of IDEXX's Board of Directors but consistent with senior officer guidelines. During the Term, Shaw will participate at current levels in IDEXX benefit programs including on-site or off-site administrative support and office facilities.

4. If Shaw's employment is terminated during the Term, by IDEXX, or by Shaw as a result of breach by IDEXX of this Agreement, then Shaw shall have all the rights and IDEXX shall have all the obligations provided for in the Employment Agreement referred to in paragraph 5 below upon a termination of the Executive's employment thereunder for Good Reason during the Employment Period. For this purpose a Change of Control will be deemed to have occurred on the date of termination, and the provisions of the "parachute", including immediate vesting of all stock options, will become effective. Additionally, for this purpose, if Shaw shall not be Chief Executive Officer at the time of such termination, "Annual Base Salary" shall mean Shaw's annual base salary as Chief Executive Officer.

5. This Agreement supersedes in its entirety the Agreement dated February 17, 1999 between IDEXX and Shaw. The Employment Agreement dated April 25, 1997 between Shaw and IDEXX will remain in effect and, in the event of any conflict or inconsistency between this Agreement and such Employment Agreement at or after the Effective Date of the Employment Agreement, the Employment Agreement shall control.

Agreed to as of August 26, 1999

For IDEXX Laboratories, Inc.:


By:  /s/ James L. Moody                        /s/ David E. Shaw
     --------------------------------          ---------------------------------
     James L. Moody, Jr., Chairman             David E. Shaw
     Compensation Committee